June 25, 1996

Mr. Moosa E. Moosa
20 Trinity Terrace
Newton Center, MA 02159

Dear Moosa:

On behalf of Chemfab Corporation, I'm pleased to offer you the position of Vice President - Finance and Administration and Chief Financial Officer of Chemfab Corporation. In this officer-level position, you will report directly to me.

Moosa, I truly look forward to having you join us. I'm confident that you have the background and personal qualities needed to be successful at Chemfab, and that you will make a significant contribution to our business as a key member of our senior management team.

Enclosed with this letter are the following documents, each of which is an integral part hereof:

     Details of Offer of Employment
     Summary Outline of Fringe Benefits
     Automobile Policy for Corporate Officers.
     Level A Employee Agreement
     Form I-9
     Policy Statement regarding Drug-Free Workplace and Pre-Employment Drug Screening, and related Consent and Release for Medical Examination and Testing.

As you know, this employment offer is subject to Chemfab Board approval, which I will seek within five business days of your acceptance. Furthermore, this offer is conditioned on the following:

(1) Your entering into a Level A Employee Agreement with the Company (form enclosed) at the time of commencement of your employment. This is a standard form which all of Chemfab's officers have signed.

Mr. Moosa E. Moosa
June 25, 1996
Page 2

(2) Passing a urine drug screening analysis which will be conducted as part of Chemfab's Pre-Employment Medical Evaluation. See attached forms for details and required consent and release.

(3) Your providing to Chemfab, on your first day of employment (which we've agreed will be July 29, 1996), with proof of legal employability. I refer you to the enclosed Form I-9 regarding what is required in that regard.

This letter will also confirm your representation that you have not entered into any non-disclosure or non-competition agreements with Freudenberg Nonwovens LP. while in its employ. Had you done so, this offer would also be subject to our review of any such agreements.

If you have any questions regarding the content of this letter, please do not hesitate to call me. If these terms and conditions are acceptable to you, please confirm same by signing one copy of this letter and returning it to me not later than July 1, 1996. As stated above, I very much look forward to having you join us.


Very truly yours,



Duane C. Montopoli
President and
Chief Executive Officer

DCM/jea

Enclosures
I hereby accept this offer of employment in its entirety as described above.



June 27, 1996                    /s/ Moosa E. Moosa
-----------------           ----------------------------------------------------
Date                          Signature

                                                                   June 25, 1996

                               Mr. Moosa E. Moosa
                         DETAILS OF OFFER OF EMPLOYMENT
                         ------------------------------

Position:           Vice President - Finance and Administration and Chief
---------           Financial Officer.  Reporting to you will be Chemfab's
                    Corporate Controller and the corporate accounting staff at our Merrimack, NH headquarters. You will report to Chemfab's Chief Executive Officer, Duane C. Montopoli.

Cash Compensation:  $136,000 per annum base salary with an annual review on or
-----------------   about September 1st.  Additionally, you will receive a cash payment of $10,000 when you commence working at Chemfab.
                    You will also be eligible to participate in Chemfab's
                    Officer Bonus Plan for FY 1997 (i.e. our year which ends
                    June 30, 1997) and for each fiscal year thereafter. Please note that annual bonuses under this Plan are determined based on both corporate and individual performance, and are subject to the terms and conditions of the plan as in effect each year.

Equity:             Effective on your first day of employment with Chemfab,
-------             you will be granted non-qualified stock options on 45,000
                    shares of Chemfab common stock at an exercise price equal to the closing price on that day. These options will vest
                    (i.e. become exercisable) as follows:

                        One year from date of employment 11,250 shares Two years from date of employment 11,250 shares Three years from date of employment 11,250 shares Four years from date of employment 11,250 shares
                                                            ------

                        TOTAL   . . . . . . . . . . . . . . 45,000

                    If prior to the scheduled vesting date of any of the above-listed options Chemfab is acquired by another entity (i.e. there is a change of control), the vesting of all such options (i.e. the as yet unvested options) shall be accelerated to the date which is one day prior to the corporate acquisition date.

Benefits:           See attached Summary Outline and Automobile Policy.
--------

Severance:          In the unexpected circumstance that
----------          your employment is terminated by Chemfab for any reason
                    other than for Cause (as defined in the enclosed Level A
                    Employee Agreement), you will qualify for salary continuation (i.e. severance pay) during the six-month period following termination date, subject to dollar-for-dollar reduction for cash amounts received by you or accrued for your benefit from any successor employer or other entity that pays you for services rendered during that period.


Moving Expenses:    If, while in the employ of Chemfab and within two years
---------------     from the commencement thereof, you change your principal
                    residence to a location closer to Chemfab's Merrimack, NH headquarters site, the Company will pay the entire actual cost of moving your household effects plus it will provide you with a $1,000. cash payment to cover incidental expenses incurred in the move.